Exhibit 99.1
TWIN RIVER RESPONDS TO COVID-19

PROVIDENCE, R.I., Mar. 20, 2020 - Twin River Worldwide Holdings, Inc. (NYSE: TRWH) announced a multi-faceted plan in response to the COVID-19 outbreak which has led to the temporary closure of all the Company’s facilities:

•Liquidity: Twin River recently funded fully its $250 million revolving credit facility and currently holds in excess of $360 million on its balance sheet. The Company has no debt maturities prior to 2024. The Company is proactively and carefully managing expenses to ensure that it has sufficient liquidity to last through these uncertain times. The Company is implementing a phased approach to operations until it has better future visibility. Phase 1 contemplates the period of temporary closure of facilities lasting up to three months, retaining some level of preparedness to quickly reopen partially or completely within that period if the Company is allowed. Phase 2 contemplates sustained closures beyond three months and is designed to protect the Company for a longer term impact while maintaining the ability to open in an efficient manner. In either case, the Company is confident that it will have sufficient liquidity in excess of 12 months to meet all of its obligations including debt service, required capital expenditures and acquisitions.
•Employee and Community Matters: Twin River has taken a series of employee-and community-focused actions. Among other things, the Company is currently continuing health coverage for facility-level employees during the shutdown period. All salaried and hourly employees that have been furloughed will be guaranteed their jobs as the facilities reopen. Twin River is also establishing a fund to provide financial assistance to employees who experience severe hardship during the shutdown period and is working diligently to bring employees back to work as soon as possible when permitted. In the meantime, the Company is collaborating with community and employee leaders, health officials and regulatory authorities.
•Facility Preparations: The Company is actively engaged in a comprehensive sanitization of all properties with an emphasis on the public spaces and 'touchpoints' such as handrails, VLTs, countertops and elevator buttons. The Company is also initiating a chip sanitizing program and is implementing social distance practices. Additionally, the Company is soliciting third-party proposals for specific cleaning techniques and is exploring other options, such as wellness screening of employees and patrons, to better prepare the properties for re-opening.

Twin River’s Board of Directors and management are actively monitoring the rapidly changing COVID-19 events and intend to take actions available to the Company in the interests of its employees, communities and investors.

About Twin River

Twin River Worldwide Holdings, Inc. owns and manages seven casinos, two in Rhode Island, one in Mississippi, one in Delaware, and three casinos as well as a horse racetrack that has 13 authorized OTB licenses in Colorado. Properties include Twin River Casino Hotel (Lincoln, RI), Tiverton Casino Hotel (Tiverton, RI), Hard Rock Hotel & Casino (Biloxi, MS), Dover Downs Hotel & Casino (Dover, DE), Golden Gates Casino (Black Hawk, CO), Golden Gulch Casino (Black Hawk, CO), Mardi Gras Casino (Black Hawk, CO), and Arapahoe Park racetrack (Aurora, CO). Its casinos range in size from 695 slots and 17 table games combined for its Colorado facilities to properties with over 4,100 slots, approximately 125 table games, and 48 stadium gaming positions, along with hotel and resort amenities. Its shares are traded on the New York Stock Exchange under the ticker symbol “TRWH.”

Investor Contact	Media Contact
Steve Capp	Liz Cohen
Executive Vice President and Chief Financial Officer	Kekst CNC
401-475-8564	212-521-4845
InvestorRelations@twinriver.com	Liz.Cohen@kekstcnc.com

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the U.S. federal securities laws and statements of belief as of the date of the release. The statements are based on current circumstances and expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved or assumptions will prove to be correct. Many factors could cause actual results to differ materially from such plans, estimates, expectations and assumptions, including, among others, (1) uncertainty surrounding the ongoing COVID-19 outbreak and duration of time Twin River is required to close facilities, (2) customer responses when facilities are reopened, and (3) other risk factors described in Twin River’s 2019 annual report on Form 10-K filed with the SEC on March 13, 2020. The foregoing list of risk factors is not exclusive. Any forward-looking statement or statement of belief speaks only as of the date of this press release. Twin River does not undertake any obligation to update any forward looking statement or statement of belief, whether as a result of new information or development, future events or otherwise, except as required by law.